UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2014 (August 21, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2014, the due diligence period expired relating to our acquisition of Centennial Plaza shopping center, located in Oklahoma City, Oklahoma (the “Property”). Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of July 17, 2014, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller, Centennial Plaza 555, LLC.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 27, 2014, American Realty Capital – Retail Centers of America, Inc. (the “Company”) acquired the fee simple interest in the Property, at a contract price of $27.6 million, exclusive of closing costs. The Company acquired the property from Centennial Plaza 555, LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The Property contains approximately 234,000 rentable square feet and is 100% leased to 10 tenants. Four tenants, The Home Depot, Inc. (NYSE: HD), Gordmans (NASDAQ: GMAN), Best Buy (NYSE: BBY) and Guitar Center, represent approximately 87% of the annualized rental income of the property.

The lease to Home Depot, which carries an investment grade credit rating by a major credit rating agency, contains approximately 103,000 rentable square feet. The lease commenced in April 1993, has a 26-year term and expires in January 2019. The lease contains no additional rental escalations. The lease contains five renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.9 million.

The lease to Gordmans contains approximately 50,000 rentable square feet. The lease commenced in October 2003, has a 15-year term and expires in October 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.5 million.

The lease to Best Buy, which carries an investment grade credit rating by a major credit rating agency, contains approximately 46,000 rentable square feet. The lease commenced in October 1992, has a 25-year term and expires in January 2018. The lease contains no additional rental escalations. The lease contains one renewal option of five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.4 million.

The lease to Guitar Center contains approximately 15,000 rentable square feet. The lease commenced in June 2000, has a 15-year term and expires in October 2015. The lease contains no additional rental escalations. The lease contains one renewal option of five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.1 million.

The Company funded the acquisition of the Property with proceeds from the sale of its common stock.

The foregoing description of the purchase and sale agreement is a summary and is qualified in its entirety by the terms of the purchase and sale agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: August 27, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors